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                                                                   EXHIBIT 3 (b)
                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                               DELPHI CORPORATION

                                      INTO

                      DELPHI AUTOMOTIVE SYSTEMS CORPORATION

                                  * * * * * * *

         Delphi Automotive Systems Corporation (the "Company"), a corporation organized and existing under the laws of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That the Company was incorporated on the 16th day of September, 1998, pursuant to Section 102 of the General Corporation Law of the State of Delaware.


         SECOND: That the Company owns all of the outstanding shares of the stock of Delphi Corporation, a corporation incorporated on the 10th day of January, 2002, pursuant to Section 102 of the General Corporation Law of the State of Delaware.


         THIRD: That the Company, by the following resolutions of its Board of Directors, duly adopted at a meeting held on the 13th day of March, 2002, determined to and did merge into itself said Delphi Corporation:

                  WHEREAS, the Board of Directors of Delphi Automotive Systems Corporation, a Delaware corporation (the "Company"), deems it to be advisable and in the best interests of the Company for the Company's name to be changed to "Delphi Corporation" through the merger of Delphi Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Merger Sub"), with and into the Company pursuant to Section 253 of the Delaware General Corporation Law, as amended (the "DGCL");

                  NOW, THEREFORE, be it

                  RESOLVED, that effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of Delaware, Merger Sub shall be merged with and into the Company in accordance with
         Section 253 of the DGCL, with the Company being the surviving corporation (the "Merger");


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                  FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of the holders thereof, each outstanding share of capital stock of the Company (of any class or series) shall remain outstanding, in all respects remaining unaffected, and each outstanding share of capital stock of Merger Sub shall be canceled. Holders of outstanding shares of capital stock of the Company or Merger Sub shall not receive any form of consideration as a result of the Merger;

                  FURTHER RESOLVED, that pursuant to, and at the effective time of, the Merger, Article I of the Amended and Restated Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

                  "The name of the corporation (hereinafter referred to as the `Corporation') is Delphi Corporation."

                  FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, to cause it to be filed with the Secretary of State of Delaware and to do all acts and things, whether within or without the state of Delaware, which may be necessary or advisable to effect the Merger and the name change.


         FOURTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended or terminated and abandoned by the Board of Directors of Delphi Automotive Systems Corporation at any time prior to the time that this merger filed with the Secretary of State becomes effective.


         IN WITNESS WHEREOF, said Delphi Automotive Systems Corporation has caused this Certificate to be signed by Diane L. Kaye, its Secretary, this 13th day of March, 2002.


                                 DELPHI AUTOMOTIVE SYSTEMS CORPORATION



                                 By: /s/ Diane L. Kaye
                                     -------------------------------------
                                     Diane L. Kaye, Secretary